NEWS: FOR IMMEDIATE RELEASE
Columbia Laboratories Reports Fourth Quarter and Year End 2010 Financial Results
Company Enters 2011 with a Strong Balance Sheet and an NDA Submission Targeted for the Second Quarter
Management will host Conference Call at 11:00 AM ET Today

LIVINGSTON, NJ - March 10, 2011 - Columbia Laboratories, Inc. (Nasdaq: CBRX) today reported financial results for the three- and twelve-month periods ended December 31, 2010.

Fourth Quarter Highlights

•
Total net revenues increased 74% to $14.9 million, as compared to $8.5 million for the fourth quarter of 2009, driven primarily by the amortization over four quarters of the $34 million gain on the sale of the progesterone assets in July 2010 to Watson Pharmaceuticals, Inc. (“Watson”) (NYSE:WPI).

•
Net product revenues were $5.3 million in the fourth quarter of 2010 compared to $8.4 million in the fourth quarter of 2009, primarily as a result of the transfer to Watson of the U.S. CRINONE® and PROCHIEVE® (progesterone gel) assets as part of the sale transaction, including responsibility for domestic product sales.

•
Operating income in the fourth quarter of 2010 was $8.1 million, compared to a loss of $3.4 million in the prior year period, primarily reflecting the $8.6 million in revenue related to the gain on the sale of the progesterone assets to Watson plus a reduction in operating expenses.

•
Net loss of $4.6 million ($0.06 per basic and diluted share), compared to a net loss of $5.4 million ($0.09 per basic and diluted share) in the fourth quarter of 2009, with higher operating income more than offset by $13.1 million in non-cash warrant valuation accounting expense.

•
In the Phase III PREGNANT study, the administration of PROCHIEVE 8% was associated with a statistically significant reduction in the rate of preterm birth at less than or equal to 32 6/7 weeks gestation compared to placebo gel, the primary endpoint of this trial. There was also evidence of improvement in infant outcome.

•
The U.S. Patent and Trademark Office issued Watson a Notice of Allowance for a key patent for the use of progesterone to treat women with a short cervix at mid-pregnancy to prevent spontaneous preterm birth. The patent was issued on February 8, 2011, and expires in February 2028.

2010 Highlights

•
Total net revenues increased 42% to $45.7 million in 2010, compared to $32.2 million in 2009, driven primarily by recognition of $17.1 million in revenue related to the gain on the sale of the progesterone assets to Watson as mentioned above.

•
Net product revenues were $27.0 million in 2010, compared to $31.8 million in 2009, primarily as a result of the aforementioned transfer of the progesterone assets to Watson as part of the sale transaction.

•	In-market sales of progesterone products in 2010 were an estimated $20 million for the U.S., up 34% compared to 2009, and an estimated $28 million outside the U.S., up 19% on a local currency basis.

•
Net loss was $21.8 million ($0.30 per basic and diluted share) in 2010, compared to a net loss of $21.9 million ($0.39 per basic and diluted share) in 2009, with higher operating income more than offset by $13.2 million in non-cash warrant valuation accounting expense.

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

“Columbia emerged from 2010 as a debt-free company with strong commercial partnerships and a greatly improved future financial outlook,” said Frank C. Condella, Jr., Columbia's president and chief executive officer.  “With continued growth in global sales of CRINONE in infertility by our partners, Watson in the U.S. and Merck Serono in the rest of the world, and the potential to achieve several milestone payments from Watson this year, we expect to be cash flow neutral-to-positive in 2011.”

“The positive top-line PREGNANT study results we announced in December were a major achievement for Columbia.  We look forward to publication of the full data by the end of the month.  We remain on track to file the NDA for PROCHIEVE 8% in the short cervix/preterm birth indication with the FDA in the second quarter of 2011,” concluded Condella.

Fourth Quarter Financial Results
Total net revenues for the fourth quarter of 2010 were comprised of gain on the sale of progesterone assets to Watson, net product revenues primarily for domestic and international sales of CRINONE, sales of STRIANT® (testosterone buccal system), and royalties primarily from Watson. Total net revenues for the fourth quarter of 2010 were $14.9 million, compared to $8.5 million for the fourth quarter of 2009. The significant increase in total net revenues was driven primarily by $8.6 million in revenue related to the gain on the sale of the progesterone assets to Watson in July 2010, offset by the absence of in-market sales of CRINONE and PROCHIEVE by Columbia in the U.S.

Net product revenues were $5.3 million in the fourth quarter of 2010, compared to $8.4 million in the fourth quarter of 2009, primarily as a result of the transfer to Watson on July 2, 2010, of the U.S. CRINONE and PROCHIEVE assets as part of the sale transaction, including responsibility for U.S. product sales. Other factors affecting net product revenues were a 26% increase in net product revenues from Merck Serono for international sales of CRINONE 8%, offset by lower sales of Replens® and RepHresh® OTC products to Lil’ Drug Store Products, Inc. (“Lil' Drug Store”), for which our supply agreement expired on October 31, 2009, and product sold to Watson under the new supply agreement entered into in connection with the sale transaction. Royalties on sales by Watson were approximately $0.6 million.

Gross profit margin increased to 81% in the fourth quarter of 2010 from 71% in the fourth quarter of 2009, reflecting the recognition of the deferred gain on the sale of the progesterone assets to Watson. Excluding the deferred gain recognition, the gross profit margin for the fourth quarter of 2010 would have been 56%, primarily reflecting the lower-margin OTC product sales to Lil' Drug Store, as well as product sales to Watson on a cost-plus-10% basis.

Total operating expenses were $4.0 million in the fourth quarter of 2010, compared to $9.5 million in the prior year period. The decrease is attributable to the following:

•
Selling and distribution expenses decreased $3.2 million, resulting in income of $0.2 million, reflecting a positive adjustment for the final Bio-Mimetics litigation settlement in the fourth quarter of 2010.

•	General and administrative costs decreased 21% to $2.3 million in the fourth quarter of 2010, compared to $2.9 million in 2009, primarily reflecting lower litigation and intellectual property costs.

•
Research and development costs decreased 17% to $2.0 million in the fourth quarter of 2010, compared to $2.4 million in 2009, reflecting lower clinical trial expenses for the PREGNANT study, which was completed in the fourth quarter of 2010.

Operating income in the fourth quarter of 2010 was $8.1 million, compared to a loss of $3.4 million in the prior year period, primarily reflecting the $8.6 million in revenue related to the gain on the sale of the progesterone

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com assets to Watson plus the reduction in operating expenses.

Other income and expense aggregated to a net expense of $13.2 million for the fourth quarter of 2010, compared to a net expense of $2.4 million in the fourth quarter of 2009, primarily reflecting the elimination of interest expense as a result of the debt repayment in July 2010, more than offset by the recognition of the $13.1 million change in fair value of the warrants issued in conjunction with the July 2010 convertible note retirement and the October 2009 stock issuance resulting from the significant increase in the stock price (110%) from the end of the third quarter of 2010.

As a result, the Company reported a net loss of $4.6 million, or $0.06 per basic and diluted share, for the fourth quarter of 2010, compared to a net loss of $5.4 million, or $0.09 per basic and diluted share, for the fourth quarter of 2009.

Full Year Financial Results
Total net revenues for the year ended December 31, 2010, were $45.7 million compared to total net revenues of $32.2 million for the year ended December 31, 2009. The significant increase in total net revenues was driven primarily by $17.1 million in revenue related to the gain on the sale of the progesterone assets to Watson in July 2010, offset in part by its assumption of responsibility for domestic progesterone product sales for the second half of 2010.

Net product revenues were $27.0 million for 2010, compared with $31.8 million for 2009, primarily as a result of the transfer to Watson of the U.S. CRINONE/PROCHIEVE assets as part of the sale transaction, including responsibility for domestic product sales. Other factors affecting net product revenues were lower sales of Replens and RepHresh OTC products to Lil’ Drug Store, partially offset by a 19% increase in net product revenues from Merck Serono for international sales of CRINONE 8%, as well as product sold to Watson under the new supply agreement. Royalties on sales by Watson were approximately $1.1 million.

Gross profit as a percentage of total net revenues was 80% in 2010, compared to 71% in 2009. Excluding the deferred gain recognition, the gross profit margin for 2010 would have been 68%, primarily reflecting the lower-margin OTC product sales to Lil' Drug Store, as well as product sales to Watson at cost-plus-10%.

Total operating expenses decreased 2% to $35.5 million, compared to $36.2 million in the prior year.

•
Selling and distribution expenses decreased 19% to $9.7 million from $12.0 million in 2009. The decrease primarily reflects reduced sales and marketing costs following Watson’s assumption of those responsibilities in July 2010, partially offset by the Bio-Mimetics litigation settlement, severance expense, accelerated vesting of stock options, contract wind-down costs as a result of the sale to Watson, and modest expenses in support of sales of STRIANT.

•
General and administration expenses increased 39% to $14.7 million from $10.6 million in 2009, primarily reflecting costs relating to the Watson transaction, severance expense, and accelerated vesting of stock options.

•	Research and development costs were $8.6 million in both 2010 and 2009.

•
The Company amortized $2.5 million for the U.S. rights to CRINONE in 2010 and $5.0 million in 2009. This asset was included in the sale to Watson; accordingly, there will be no further amortization expense.

Operating income in 2010 was $1.2 million, compared to a loss of $13.2 million in 2009, primarily reflecting the $17.1 million in revenue related to the gain on the sale of the progesterone assets to Watson offset in part by the

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com absence of domestic progesterone product sales by Columbia for the second half of 2010.

Other income and expense aggregated to a net expense of $23.5 million in 2010, compared to $9.1 million in 2009. The 2010 other income and expense reflects the elimination of $4.0 million in interest expense upon the retirement of the Company’s debt on July 2, 2010, which was more than offset by a $5.2 million non-cash loss on the extinguishment of the Company’s debt and the recognition of the $13.2 million non-cash change in fair value of the warrants issued in conjunction with the July 2010 convertible note retirement and the October 2009 stock issuance resulting from the increase in stock price since issuance. There were no comparable charges in 2009.

As a result, the Company reported a net loss of $21.8 million, or $0.30 per basic and diluted share, for 2010, compared to a net loss of $21.9 million, or $0.39 per basic and diluted share, for 2009.

Cash and Equivalents
At December 31, 2010, Columbia had cash and cash equivalents of $21.6 million, compared to cash and cash equivalents of $22.4 million at September 30, 2010, and $14.8 million at December 31, 2009.  The increase in cash over 2009 primarily reflects the $62.0 million in proceeds from the Watson transactions, offset by $42.2 million of cash used to retire the Company’s debt, $3.0 million used to repurchase 3.3 million shares of the Company’s common stock, transaction costs of $4.2 million, severance of $1.0 million, cash interest expense of $1.6 million, and net cash used in operations during 2010 of $3.2 million.

Financial Outlook
Under our agreement with Watson, we are committed to spend up to $7 million to complete the PREGNANT study and file the NDA. Through December 31, 2010, we have spent $6.3 million. The Company expects to be cash flow neutral to positive in 2011, depending upon milestones received from Watson. If we are successful in obtaining FDA approval of PROCHIEVE for the preterm birth indication, we would expect to turn the corner to profitability and to begin to realize the benefits of income which should be sheltered from tax through our significant net operating loss carryforwards, which totaled approximately $160 million as of December 31, 2010.

Conference Call
As previously announced, Columbia Laboratories will hold a conference call to discuss financial results for the fourth quarter and year ended December 31, 2010, as follows:

Date:	Thursday, March 10, 2011
Time:	11:00 am ET
Dial-in numbers:	(877) 303-9483 (U.S. & Canada) or (760) 666-3584
Live webcast:	www.columbialabs.com, under 'Investor'

The teleconference replay will be available two hours after completion through Thursday, March 17, 2011, at (800) 642-1687 (U.S. & Canada) or (706) 645-9291. The conference ID for the replay is 44721552. The archived webcast will be available for one year on the Company's website, www.columbialabs.com, in the 'Investor' section under 'Events'.

About Columbia Laboratories
Columbia Laboratories, Inc. is developing products that utilize its novel bioadhesive drug delivery technologies to optimize drug delivery in a controlled, sustained manner. The Company's strategy is to fund new development projects through proof of concept, then partner for later-stage clinical development and commercialization. CRINONE® 8% (progesterone gel) is marketed by Watson Pharmaceuticals in the United States and by Merck Serono in foreign countries.

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

Columbia's press releases and other company information are available online at www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of CRINONE® by Watson Pharmaceuticals, Inc., in the United States; the successful marketing of CRINONE by Merck Serono outside the United States; successful development of a next-generation vaginal progesterone product; success in timely filing and obtaining acceptance of the regulatory filings for and approval of new products and new indications for current products by the United States Food and Drug Administration (FDA) and international regulatory agencies, including acceptance of the NDA for PROCHIEVE 8% in the preterm birth indication for review by the FDA and approval of PROCHIEVE 8% in this indication by the FDA; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

STRIANT® is a registered trademark of Columbia Laboratories, Inc.
CRINONE® and PROCHIEVE® are registered trademarks of Watson Pharmaceuticals, Inc.
Replens® and RepHresh® are registered trademarks of Lil’ Drug Store Products, Inc.

Contact:

Lawrence A. Gyenes	Seth Lewis
Senior Vice President, Chief Financial Officer & Treasurer	Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(973) 486-8860	(646) 378-2952

Financial tables follow

 COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended		Three Months Ended
	December 31		December 31
	(audited)		(unaudited)
	2010	2009	2010	2009
Net product revenues (including amounts from
related parties: 2010 - $2,015,584; 2009 - $0)	$27,046,730	$31,762,796	$5,344,685	$8,443,858
Royalties (including amounts from related parties:
2010 - $1,051,184; 2009 - $0)	1,252,382	373,180	708,033	86,364
Other revenues (including amounts from related
parties: 2010 - $17,067,649; 2009 - $0)	17,377,185	60,405	8,840,183	18,311
NET REVENUES	$45,676,297	$32,196,381	$14,892,901	8,548,533
COST OF REVENUES (including amounts from
related parties: 2010 - $1,357,098; 2009 - $0)	9,020,901	9,194,538	2,788,839	2,513,609
Gross profit	36,655,396	23,001,843	12,104,062	6,034,924
OPERATING EXPENSES:
Selling and distribution	9,661,026	11,982,229	(221,013)	2,983,052
General and administrative	14,716,339	10,559,298	2,265,272	2,850,784
Research and development	8,581,874	8,579,035	1,972,556	2,373,007
Amortization of licensing right	2,522,364	5,044,728	—	1,261,182
Total operating expenses	35,481,603	36,165,290	4,016,815	9,468,025
Income (loss) from operations	1,173,793	(13,163,447)	8,087,247	(3,433,101)

OTHER INCOME (EXPENSE):
Interest income	28,843	33,830	4,218	29
Interest expense	(4,837,688)	(8,851,253)	(5,047)	(2,362,394)
Loss on debt extinguishment	(5,156,775)	—	—	—
Change in fair value of redeemable warrants	(7,961,939)	—	(7,828,811)	—
Change in fair value of stock warrants	(5,229,089)	—	(5,229,089)	—
Other, net	(323,242)	(243,720)	(121,558)	(18,564)
	(23,479,890)	(9,061,143)	(13,180,287)	(2,380,929)
Loss before taxes	(22,306,097)	(22,224,590)	(5,093,040)	(5,814,030)
State income tax benefits	475,415	355,032	477,615	371,962
Net loss	$(21,830,682)	$(21,869,558)	$(4,615,425)	$(5,442,068)
LOSS PER COMMON SHARE
BASIC AND DILUTED	$(0.30)	$(0.39)	$(0.06)	$(0.09)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
BASIC AND DILUTED	73,462,937	56,358,843	80,808,028	62,178,548

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com

COLUMBIA LABORATORIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,
	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$21,630,979	$14,757,615
Accounts receivable, net	4,141,026	4,262,851
Inventories	2,586,207	2,532,722
Prepaid expenses and other current assets	497,947	1,097,525
Total current assets	28,856,159	22,650,713
Property and equipment, net	518,542	691,479
Intangible assets, net	—	18,770,332
Other assets	484,141	1,644,695
TOTAL ASSETS	$29,858,842	$43,757,219

LIABILITES

CURRENT LIABILITIES:
Current portion of financing agreements	$—	$144,897
Accounts payable	5,393,966	3,662,091
Accrued expenses	4,491,074	4,588,088
Deferred revenues	16,974,383	—
Total current liabilities	26,859,423	8,395,076
Notes payable - long term note	—	32,965,863
Deferred revenue	154,187	328,367
Long-term portion of financing agreements	—	15,234,406
Redeemable warrants	13,471,832	—
Common stock warrant liability	9,286,906	4,057,817
TOTAL LIABILITIES	49,772,348	60,981,529
COMMITMENTS AND CONTINGENCIES
Contingently redeemable series C preferred stock 600 shares issued and outstanding (liquidation preference of $600,000)	600,000	600,000
SHAREHOLDERS' DEFICIENCY:
Preferred stock, $.01 par value; 1,000,000 shares authorized, Series B convertible preferred stock, 130 shares issued and outstanding (liquidation preference of $13,000)	1	1
Series E convertible preferred stock 59,000 shares issued and outstanding (liquidation preference of $5,900,000)	590	590
Common Stock $.01 par value; 150,000,000 shares authorized; 84,434,611 and 65,761,986 shares issued	844,345	657,619
Capital in excess of par value	260,600,989	238,579,829
Less cost of 3,462,124 and 131,935 treasury shares	(3,346,090)	(280,813)
Accumulated deficit	(278,809,945)	(256,979,263)
Accumulated other comprehensive income	196,604	197,727
TOTAL SHAREHOLDERS' DEFICIENCY	(20,513,506)	(17,824,310)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY	$29,858,842	$43,757,219

354 Eisenhower Parkway • Plaza I, Second Floor • Livingston, NJ 07039
TEL: (973) 994-3999 • FAX: (973) 994-3001 • http://www.columbialabs.com